OFFERING MEMORANDUM                                                CONFIDENTIAL

                                   $25,000,000
                                     CKWITCO
                          FLOATING RATE NOTES DUE 2001

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     We are  offering  the  Floating  Rate  Notes due 2001 in a firm  commitment placement. We will pay interest on the Floating Rate Notes on June 7, 2000, September 7, 2000, December 7, 2000 and at maturity. The Floating Rate Notes will mature on March 7, 2001. This offering memorandum contains additional information regarding the terms and conditions of the Floating Rate Notes, including transfer restrictions. For particular terms applicable to the Floating Rate Notes see "Terms of the Floating Rate Notes."

     The Floating Rate Notes will rank senior to all our existing and future subordinated indebtedness and will rank equally with all existing and future senior indebtedness including our $600,000,000 8.5% Senior Notes due 2005, which we are offering concurrently with the Floating Rate Notes.

     This cover page replaces the cover on the following page with respect to the offering by us of the Senior Notes.

     INVESTING IN THE FLOATING RATE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS OFFERING MEMORANDUM.

     The Floating Rate Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the Floating Rate Notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, we are offering and selling the Floating Rate Notes only to qualified institutional buyers. For further details about eligible offerees and resale restrictions, see "Notice to Investors."

     The Floating Rate Notes will be ready for delivery in book entry form through The Depository Trust Company on or about March 7, 2000.

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                               MERRILL LYNCH & CO.

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             The date of this offering memorandum is March 2, 2000.